EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

•	Stanley Space Limited (incorporated in the British Virgin Islands)

•	Wisecon Limited (incorporated in Hong Kong)

•	Shanghai ChemSpec Corporation (incorporated in the PRC)

•	Taixing ChemSpec Specialty Chemicals Co., Ltd. (incorporated in the PRC)

•	Shanghai Qi Yue Trading Co., Ltd. (incorporated in the PRC)

•	Shanghai Wan Su Chemicals Co., Ltd. (incorporated in the PRC)

•	Zhejiang Huajing Fluorochemical and Technology Company Limited (incorporated in the PRC)

•	Quzhou Kangpeng Chemicals Co., Ltd. (incorporated in the PRC)

•	Jiangsu Wei Er Chemicals Co., Ltd. (incorporated in the PRC)

•	Binhai Kangjie Chemicals Co., Ltd. (incorporated in the PRC)